Exhibit 99(a)(1)(A)

FLAT ROCK CAPITAL CORP.

OFFER TO PURCHASE FOR CASH

SHARES OF COMMON STOCK

AT A PURCHASE PRICE EQUAL TO THE NET ASSET VALUE PER SHARE DETERMINED

AS OF NOVEMBER 26, 2018

THE OFFER WILL EXPIRE AT 11:59 P.M., CENTRAL TIME,

ON NOVEMBER 26, 2018, UNLESS THE OFFER IS EXTENDED.

To the Stockholders of Flat Rock Capital Corp.:

Flat Rock Capital Corp., an externally-managed, non-diversified, closed-end management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”), and is incorporated in Maryland (the “Company,” “our,” “we,” or “us”) is offering to purchase up to 433,109 shares of our issued and outstanding common stock, par value $0.001 per share (“Common Stock”), at a price equal to the net asset value (“NAV”) per share on November 26, 2018 (the “Purchase Price”). The term “Shares” as used herein refers only to those shares of Common Stock that are eligible to be repurchased. The purpose of this Offer to Purchase is to comply with the requirement under the Small Business Credit Availability Act (the “SBCAA”) that the Company extend, within twelve months of May 30, 2018, to each of the Company’s stockholders as of May 30, 2018, the opportunity to sell the securities held by that stockholder as of that date in order for the Company to reduce its asset coverage ratio from 200% to 150%, effective May 30, 2019. See Section 2 below for more information. This repurchase offer is made upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which together with any amendments or supplements thereto, collectively constitute the “Offer”). The Offer will expire at 11:59 P.M., Central Time, on November 26, 2018 (the “Expiration Date”), unless extended.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 3 below.

IMPORTANT INFORMATION

Stockholders who desire to tender their Shares should properly (1) complete and sign the Letter of Transmittal, and mail or deliver it together with any other documents required by the Letter of Transmittal; or (2) request that their registered investment adviser, broker, dealer, commercial bank, trust company or other nominee effect the transaction on their behalf. The Company reserves the absolute right to reject tenders determined not to be in appropriate form, subject to the rights of tendering stockholders to challenge the Company’s determination in a court of competent jurisdiction.

IF YOU DO NOT WISH TO TENDER YOUR SHARES, YOU NEED NOT TAKE ANY ACTION.

NEITHER THE COMPANY, ITS BOARD OF DIRECTORS (THE “BOARD”), NOR FLAT ROCK GLOBAL, LLC (“FLAT ROCK GLOBAL” OR THE “ADVISER”) MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY, ITS BOARD, OR FLAT ROCK GLOBAL AS TO WHETHER STOCKHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER OR TO MAKE ANY REPRESENTATION OR TO GIVE ANY INFORMATION IN CONNECTION WITH THE OFFER OTHER THAN AS CONTAINED HEREIN OR IN THE ACCOMPANYING LETTER OF TRANSMITTAL. IF MADE OR GIVEN, ANY SUCH RECOMMENDATION, REPRESENTATION, OR INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ITS BOARD, OR FLAT ROCK GLOBAL. STOCKHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES.

Neither the U.S. Securities and Exchange Commission nor any state securities commission nor any other regulatory authority has approved or disapproved of these transactions or determined if the information contained herein is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Offer to Purchase is October 24, 2018.

The Offer does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstance or jurisdiction in which such offer or solicitation is unlawful. The delivery of the Offer materials shall not under any circumstances create any implication that the information contained therein is current as of any time subsequent to the date of such information.

SUMMARY TERM SHEET

(Section references are to the Offer to Purchase)

This Summary Term Sheet highlights the material information concerning the Offer. For a more complete discussion of the terms and conditions of the Offer, you should read carefully the entire Offer to Purchase and the related Letter of Transmittal, which will be mailed to stockholders on or before October 25, 2018.

What is the Offer?

●	We are offering to purchase up to 433,109 shares of our issued and outstanding common stock, par value $0.001 per share (“Common Stock”), at a price equal to the net asset value (“NAV”) per share on November 26, 2018 (the “Purchase Price”). This amount represents 25% of the total issued and outstanding shares of Common Stock as of October 23, 2018. The term “Shares” as used herein refers only to those shares of Common Stock that are eligible to be repurchased. The Offer is for cash at the Purchase Price.

Why is the Company making the tender offer?

●	The purpose of this Offer is to comply with the requirement under the Small Business Credit Availability Act (the “SBCAA”) that the Company extend, within twelve months of May 30, 2018, to each of the Company’s stockholders as of May 30, 2018, the opportunity to sell the securities held by that stockholder as of that date in order for the Company to reduce its asset coverage ratio from 200% to 150%, effective May 30, 2019. See Section 2 below for additional information.

When will the Offer expire, and may the Offer be extended?

●	The Offer will expire at 11:59 P.M., Central Time, on November 26, 2018, unless extended. We may extend the period of time the Offer will be open by issuing a press release or making some other public announcement by no later than the next business day after the Offer otherwise would have expired. See Section 14 below.

How was the Purchase Price Determined?

●

The Purchase Price will be equal to the Company’s NAV per Share as of November 26, 2018. The Board approves the valuation of the Company’s assets on at least a quarterly basis. Substantially all of the Company’s investments are valued at fair value as determined in good faith by the Board, based on, among other things, the input of Flat Rock Global, the Company’s Valuation Committee and one or more independent third-party valuation firm(s) engaged at the direction of the Board.

The Company’s NAV per Share that the Purchase Price will reflect will be determined by the Board or a committee thereof no later than 48 hours (excluding Sundays and holidays) prior to November 26, 2018. In determining the Purchase Price, the Board or a committee thereof will consider the following factors, among others, in making such determination:

●	the NAV per share of the Common Stock as of the most recently completed calendar quarter; and

●	an assessment of whether any material change in the NAV per share has occurred (including through the realization of net gains on the sale of portfolio investments), or any material change in the fair value of portfolio investments has occurred, in each case, from the period beginning on the date of the most recently completed calendar quarter to the period ending 48 hours (excluding Sundays and holidays) prior to November 26, 2018.

What is the most recent NAV per share?

●	The most recent NAV per share, as of our most recent closing held on September 28, 2018, was $20.03.

Are there conditions to the Offer?

●

Yes. Our obligation to accept for payment and pay for the Shares in the Offer is subject to a number of conditions that must be satisfied or waived (to the extent permitted by law) on or prior to the expiration of the Offer. See Section 3 below for a more complete description of the conditions to the Offer.

Additionally, if the amount of repurchase requests exceeds the number of Shares we are offering to repurchase, we will repurchase Shares on a pro-rata basis in accordance with the number of Shares tendered by each stockholder (and not timely withdrawn).

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How do I tender my Shares?

●	Once you receive the Offer materials, which consist of the Offer to Purchase, the related Letter of Transmittal and any amendments or supplements thereto, you should read them, and if you should decide to tender, complete and submit a Letter of Transmittal and submit any other documents required by the Letter of Transmittal. These materials must be received by us at the address listed in Section 4 below, in proper form, before 11:59 P.M., Central Time, on November 26, 2018 (unless the Offer is extended by us, in which case the new deadline will be as stated in the public announcement of the extension). See Section 4 below.

Is there any cost to tender?

●	There is no cost charged by us in connection with this Offer. See the Letter of Transmittal.

May I withdraw my Shares after I have tendered them and, if so, by when?

●	Yes, you may withdraw your Shares at any time prior to the expiration of the Offer (including any extension period) by submitting a Notice of Withdrawal to us at the address listed in Section 4, below which must be received by us prior to the expiration of the Offer (including any extension period). In addition, you may withdraw your tendered Shares any time after December 24, 2018 (which is 40 business days after the commencement of the Offer), if they have not been accepted for payment by that date. See Section 5 below.

How do I withdraw tendered Shares?

●	A Notice of Withdrawal of tendered Shares, which specifies the name of the stockholder who tendered the Shares, the number of Shares being withdrawn and other information, must be received by us prior to the expiration of the Offer (including any extension period). See Section 5 below and the Form of Notice of Withdrawal, which accompanies this Offer.

May I place any conditions on my tender of Shares?

●	No.

Is there a limit on the number of Shares I may tender?

●	No.

What if more than the amount of Shares offered for repurchase are tendered (and not timely withdrawn)?

●	We will purchase duly tendered Shares from tendering stockholders pursuant to the terms and conditions of the Offer on a pro-rata basis in accordance with the number of Shares tendered by each stockholder (and not timely withdrawn).

If I decide not to tender, how will the Offer affect the Shares I hold?

●	If Shares are tendered pursuant to the Offer, your percentage ownership interest in the Company will increase after completion of the Offer. If no Shares are tendered pursuant to the Offer, your percentage ownership in the Company will not be affected. See Section 10 below.

Does the Company have the financial resources to make payment for Shares tendered in the Offer?

●	Yes. See Section 7 below.

If Shares I tender are accepted by the Company, when will payment be made?

●	Payment for properly tendered Shares (not timely withdrawn) will be made promptly following expiration of the Offer or as soon as practicable thereafter. See Section 6 below.

What is the accounting treatment of the Offer?

●	The purchase of Shares pursuant to the Offer will result in a reduction of our stockholders’ equity in an amount equal to the aggregate purchase price of the Shares we purchase and a corresponding increase in liabilities and/or reduction in total cash and cash equivalents depending on the source of funding. See Section 10 below.

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Is my sale of Shares in the Offer a taxable transaction?

●	For most stockholders, yes. We anticipate that U.S. Stockholders (defined in Section 13 below), other than those who are tax-exempt, who sell Shares in the Offer will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the cash they receive for the Shares sold and their adjusted basis in the Shares. The sale date for tax purposes will be the date we accept Shares for purchase. See Section 13 below for details, including the nature of the income or loss and the possibility of other tax treatment. Section 13 also discusses the treatment of Non-U.S. Stockholders. Please consult your tax advisor for details regarding your specific tax treatment and obligations.

Is the Company required to complete the Offer and purchase all Shares tendered, assuming the total Shares tendered are less than the total Shares offered?

●	Under most circumstances, yes. There are certain circumstances, however, in which we will not be required to purchase any Shares tendered, as described in Section 3 below.

Is there any reason Shares tendered would not be accepted?

●	In addition to those circumstances described in Section 3 in which the Company is not required to accept tendered Shares, we have reserved the right to reject any and all tenders determined by us not to be in appropriate form, subject to the rights of tendering stockholders to challenge the Company’s determination in a court of competent jurisdiction. For example, tenders will be rejected if the tender does not include original signature(s) and the signature(s) is(are) not affixed with a medallion guarantee.

How will tendered Shares be accepted for payment?

●	Properly tendered Shares will be accepted for payment promptly following expiration of the Offer or as soon as practicable thereafter. See Section 6 below.

Do I need to take any action if I decide not to tender my Shares?

●	No.

Does management encourage stockholders to participate in the Offer?

●	No. Neither we nor the Board nor Flat Rock Global is making any recommendation to tender or to not tender Shares in the Offer. No other person has been authorized to make any recommendation on behalf of the Company, the Board or Flat Rock Global as to whether stockholders should tender or refrain from tendering Shares pursuant to this offer, or to make any representation or give any information in connection with this Offer other than that which is contained herein or in the accompanying Letter of Transmittal. If made or given, any such recommendation must not be relied upon as having been authorized by the Company, the Board or Flat Rock Global. Stockholders should consult their own investment and tax advisers and make their own decisions regarding whether to tender or refrain from tendering their Shares.

Will any member of management participate in the Offer?

●	No. None of our directors or executive officers and none of Flat Rock Global’s executive officers will tender any of their Shares in the Offer.

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How do I obtain information?

●	Questions and requests for assistance or requests for additional copies of the Offer to Purchase, the Letter of Transmittal and all other Offer documents should be directed to Flat Rock Capital Corp. as follows:

Our website: www.flatrockglobal.com

Our telephone: (212) 596-3413

Regular Mail:

Flat Rock Capital Corp.

C/O DST Systems, Inc.

PO Box 219238

Kansas City, MO 64121

Overnight Mail:

Flat Rock Capital Corp.

C/O DST Systems, Inc.

430 W. 7th Street STE 219238

Kansas City, MO 64105

The Letter of Transmittal should be sent to the Company at the following address:

Regular Mail:

Flat Rock Capital Corp.

C/O DST Systems, Inc.

PO Box 219238

Kansas City, MO 64121

Overnight Mail:

Flat Rock Capital Corp.

C/O DST Systems, Inc.

430 W. 7th Street STE 219238

Kansas City, MO 64105

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TABLE OF CONTENTS

Sections

1. Purchase Price; Number of Shares; Expiration Date.	7
2. Purpose of the Offer; Plans or Proposals of the Company.	8
3. Certain Conditions of the Offer.	9
4. Procedures for Tendering Shares.	9
a. Proper Tender of Shares and Method of Delivery.	10
b. Determination of Validity.	10
c. United States Federal Income Tax Withholding.	10
5. Withdrawal Rights.	10
6. Payment for Shares.	11
7. Source and Amount of Funds.	11
8. Financial Statements.	11
9. Interest of Directors, Executive Officers and Certain Related Persons; Transactions and Arrangements Concerning the Shares.	12
10. Certain Effects of the Offer.	13
11. Certain Information about the Company.	13
12. Additional Information.	13
13. Certain United States Federal Income Tax Consequences.	14
a. U.S. Stockholders.	15
b. Non-U.S. Stockholders.	16
14. Amendments; Extension of Tender Period; Termination.	17
15. Forward Looking Statements; Miscellaneous.	17

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1. Purchase Price; Number of Shares; Expiration Date.

Flat Rock Capital Corp. (the “Company”, “our,” “we,” or “us”), an externally managed, non-diversified, closed-end management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”), and that is incorporated in Maryland, is offering to purchase up to 433,109 shares of our Common Stock, at a price equal to the net asset value (“NAV”) per share on November 26, 2018 (the “Purchase Price”). The term “Shares” as used herein refers only to those shares of Common Stock that are eligible to be repurchased. The purpose of this Offer is to comply with the requirement under the Small Business Credit Availability Act (the “SBCAA”) that the Company extend, within twelve months of May 30, 2018, to each of the Company’s stockholders as of May 30, 2018, the opportunity to sell the securities held by that stockholder as of that date in order for the Company to reduce its asset coverage ratio from 200% to 150%, effective May 30, 2019. See Section 2 below. The Offer is for cash at a price per share equal to the Purchase Price. You will not receive interest on the Purchase Price under any circumstances.

If more than the number of Shares offered for repurchase are duly tendered pursuant to the Offer (and not withdrawn, as provided in Section 5 below), we will repurchase Shares on a pro-rata basis, in accordance with the number of Shares duly tendered by or on behalf of each stockholder (and not so withdrawn). As a result, we may repurchase less than the full amount of Shares that you request to have repurchased.

As of October 23, 2018, there were 1,732,436 shares of Common Stock issued and outstanding.

The Offer will remain open until 11:59 P.M., Central Time, on November 26, 2018 (the “Expiration Date”), unless we, in our sole discretion, extend the period of time during which the Offer will remain open. If we extend the period of time during which the Offer remains open, the term “Expiration Date” will refer to the latest time and date at which the Offer expires. See Section 14 below for a description of our rights to extend, delay, terminate and/or amend the Offer.

If we decide to extend, terminate, supplement or amend the terms of the Offer, we will publish a notice to all stockholders reflecting such action. If the Offer is scheduled to expire within ten business days from the date we notify you of a significant amendment to the Offer, we also intend to extend the Offer, if necessary, to ensure that the Offer remains open for at least five business days after the date we publish notice of the amendment. To the extent the price at which shares will be repurchased changes following the date tender offer materials were provided to you, we will extend the Offer by at least ten business days.

A “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Central Time.

In the judgment of the Company’s board of directors (the “Board”), including our independent directors, the Offer is in the best interests of our stockholders and does not violate applicable law. Under the Maryland General Corporation Law, a Maryland corporation may not make a distribution to stockholders, including pursuant to a repurchase program, if, after giving effect to the distribution, (i) the corporation would not be able to pay its indebtedness in the ordinary course or (ii) the corporation’s total assets would be less than its total liabilities plus preferential amounts payable on dissolution with respect to preferred stock.

The Board has approved the Offer. The Board may also consider the following factors, among others, in making its determination regarding whether to cause us to offer to repurchase Shares and under what terms:

●	the effect of such repurchases on our qualification as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”) (including the consequences of any necessary asset sales);

●	the liquidity of our assets (including fees and costs associated with disposing of assets);

●	our investment plans and working capital requirements;

●	the relative economies of scale with respect to our size;

●	our history in repurchasing Shares or portions thereof; and

●	the condition of the securities markets.

The Board recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors, and stockholders should consult with their personal advisors if they have questions about their specific financial or tax situation. As a result, neither we, the Board nor the Company’s investment adviser, Flat Rock Global, LLC (“Flat Rock Global” or the “Adviser”) are expressing any opinion as to whether a stockholder should accept or reject this Offer. No other person has been authorized to make any recommendation on behalf of us, the Board or Flat Rock Global as to whether stockholders should tender or refrain from tendering Shares pursuant to this offer, or to make any representation or give any information in connection with this Offer other than that which is contained herein or in the accompanying Letter of Transmittal. If made or given, any such recommendation must not be relied upon as having been authorized by us, the Board or Flat Rock Global.

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2. Purpose of the Offer; Plans or Proposals of the Company.

The SBCAA was signed into law as part of the 2018 omnibus spending bill on March 23, 2018. The SBCAA permits a business development company (a “BDC”) to incur additional amounts of leverage than previously permitted under the 1940 Act. Specifically, the SBCAA permits a BDC to reduce its asset coverage ratio from 200% to 150% so long as such BDC complies with certain requirements contained within the SBCAA. For BDCs, like the Company, that do not have shares of common stock listed on a national securities exchange, in order to take advantage of the modified asset coverage ratio, they must, among other things, extend, within the next twelve months, to each of the Company’s stockholders as of the date of approval from the board of directors, the opportunity to sell the securities held by that stockholder as of that date.

On May 30, 2018, the Board, including a “required majority” (as such term is defined in Section 57(o) of the 1940 Act) of the Board, approved the application of the modified asset coverage requirements set forth in Section 61(a)(2) of the 1940 Act. As a result, assuming the Company complies with the requirements set forth in the SBCAA, the asset coverage ratio test applicable to the Company will be decreased from 200% to 150%, effective May 30, 2019. In compliance with such requirements of the SBCAA, on June 26, 2018, the Company filed a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission (the “SEC”) and offered to purchase up to 283,529 shares of its issued and outstanding Common stock, at a price equal to the NAV per share on July 26, 2018. The tender offer was made upon and subject to the terms and conditions set forth in the Offer to Purchase, dated June 26, 2018 (the “Initial Offer to Purchase”), and the related Letter of Transmittal (the “Initial Letter of Transmittal”), which, together with the Initial Offer to Purchase, constituted the “Initial Offer”). The Initial Offer represented 25% of the total issued and outstanding shares of Common Stock immediately prior to the Initial Offer date. The Initial Offer expired at 11:59 P.M., Central Time, on July 26, 2018 (the “Initial Expiration Date”). As of the Initial Expiration Date, 20,000 shares of Common Stock were validly tendered and not withdrawn pursuant to the Initial Offer. In accordance with the terms of the Initial Offer, the Company purchased all 20,000 shares of Common Stock validly tendered and not withdrawn at a price equal to $20.03 per share for an aggregate purchase price of approximately $400,600.

To further comply with the requirements of the SBCAA, on August 8, 2018, the Company filed a Tender Offer Statement on Schedule TO with the SEC and offered to purchase up to 315,818 shares of its issued and outstanding Common stock, at a price equal to the NAV per share on September 6, 2018. The tender offer was made upon and subject to the terms and conditions set forth in the Offer to Purchase, dated August 8, 2018 (the “Second Offer to Purchase”), and the related Letter of Transmittal (the “Second Letter of Transmittal”), which, together with the Second Offer to Purchase, constituted the “Second Offer”). The Second Offer represented 25% of the total issued and outstanding shares of Common Stock immediately prior to the Second Offer date. The Second Offer expired at 11:59 P.M., Central Time, on September 6, 2018 (the “Second Offer Expiration Date”). As of the Second Offer Expiration Date, no shares of Common Stock were validly tendered and not withdrawn pursuant to the Second Offer. In accordance with the terms of the Second Offer, the Company did not purchase any shares of Common Stock pursuant to the Second Offer.

To then further comply with the requirements of the SBCAA, on September 12, 2018, the Company filed a Tender Offer Statement on Schedule TO with the SEC and offered to purchase up to 343,089 shares of its issued and outstanding Common stock, at a price equal to the NAV per share on October 12, 2018. The tender offer was made upon and subject to the terms and conditions set forth in the Offer to Purchase, dated September 12, 2018 (the “Third Offer to Purchase”), and the related Letter of Transmittal (the “Third Letter of Transmittal”), which, together with the Third Offer to Purchase, constituted the “Third Offer”). The Third Offer represented 25% of the total issued and outstanding shares of Common Stock immediately prior to the Third Offer date. The Third Offer expired at 11:59 P.M., Central Time, on October 12, 2018 (the “Third Offer Expiration Date”). As of the Third Offer Expiration Date, no shares of Common Stock were validly tendered and not withdrawn pursuant to the Third Offer. In accordance with the terms of the Third Offer, the Company did not purchase any shares of Common Stock pursuant to the Third Offer.

The purpose of this Offer is to continue to comply with such requirement that the Company extend, within twelve months of May 30, 2018, to each of the Company’s stockholders as of May 30, 2018, the opportunity to sell the securities held by that stockholder as of that date. This Offer represents 25% of the total issued and outstanding shares of Common Stock as of October 23, 2018. Upon completion of this Offer, we will have fully complied with the provisions of the SBCAA, described above, and will be eligible to take advantage of the reduced asset coverage ratio of 150% beginning May 30, 2019.

This repurchase offer is being made at the discretion of the Board and subject to applicable law, including Section 23(c) of the 1940 Act and Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). At the discretion of the Board, we may use cash on hand and cash from liquidation of securities investments as of the end of the applicable period to repurchase Shares.

Except as previously disclosed by us, or as may occur in the ordinary course of business, we do not have any present plans or proposals and are not engaged in any negotiations that relate to or would result in: (a) any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries; (b) other than in connection with transactions in the ordinary course of the Company’s operations and for purposes of funding the Offer, any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (c) any material change in the Company’s present dividend rate or policy, or indebtedness or capitalization of the Company; (d) any change in the composition of the Board or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of members of the Board, to fill any existing vacancies on the Board or to change any material term of the employment contract of any executive officer; (e) any other material change in the Company’s corporate structure or business, including any plans or proposals to make any changes in the Company’s investment policy for which a vote would be required by Section 13 of the 1940 Act; (f) any class of the Company’s equity securities being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a registered national securities association; (g) any class of the Company’s equity securities becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; (h) the suspension of the Company’s obligation to file reports pursuant to Section 15(d) of the Exchange Act; (i) other than in connection with transactions in the ordinary course of the Company’s operations, any changes in the Company’s charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.

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3. Certain Conditions of the Offer.

Shares held of record as of the date of this Offer are eligible to be repurchased pursuant to the Offer. If the amount of repurchase requests exceeds the number of Shares we are offering to repurchase, we will repurchase Shares on a pro-rata basis in accordance with the number of Shares tendered by each stockholder (and not timely withdrawn).

Notwithstanding any other provision of the Offer, we will not be required to repurchase any Shares tendered pursuant to the Offer if such repurchase will cause us to be in violation of the securities, commodities or other laws of the United States or any other relevant jurisdiction. Further, we will not be required to repurchase any Shares tendered in the Offer if there is any (i) material legal action or proceeding instituted or threatened which challenges, in the Board’s judgment, the Offer, or otherwise materially adversely affects the Company or the value of our common stock, (ii) declaration of a banking moratorium by federal, state or foreign authorities or any suspension of payment by banks in the United States, New York State or in a foreign country that is material to the Company, (iii) limitation that affects the Company or the issuers of its portfolio securities imposed by federal, state or foreign authorities on the extension of credit by lending institutions or on the exchange of foreign currencies, (iv) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any foreign country that is material to the Company, or (v) other event or condition which, in the Board’s judgment, would have a material adverse effect on the Company or its stockholders if Shares tendered pursuant to the Offer were repurchased.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and any such condition may be waived by us, in whole or in part, at any time and from time to time in our reasonable judgment. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time; provided that any such waiver shall apply to all tenders of Shares. Any determination by us concerning the events described in this Section 3 shall be final and binding, subject to the rights of tendering stockholders to challenge our determination in a court of competent jurisdiction.

We reserve the right, at any time during the pendency of the Offer, to amend, extend or terminate the Offer in any respect. See Section 14 below.

4. Procedures for Tendering Shares.

Participation in the Offer is voluntary. If you elect not to participate in the Offer, your Shares will remain outstanding. To participate in the Offer, you must complete and deliver the accompanying Letter of Transmittal to us at:

Regular Mail:

Flat Rock Capital Corp.

C/O DST Systems, Inc.
PO Box 219238
Kansas City, MO 64121

Overnight Mail:

Flat Rock Capital Corp.

C/O DST Systems, Inc.
430 W. 7th Street STE 219238
Kansas City, MO 64105

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The Letter of Transmittal must be received by us at the address above before 11:59 P.M., Central Time, on the Expiration Date.

a. Proper Tender of Shares and Method of Delivery. For Shares to be properly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal bearing original signature(s), affixed with a medallion guarantee, for all Shares to be tendered and any other documents required by the Letter of Transmittal must be physically received by us at the address listed above before 11:59 P.M., Central Time, on the Expiration Date. These materials may be sent via mail, courier, or personal delivery.

THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING STOCKHOLDER. IF DOCUMENTS ARE SENT BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED AND PROPERLY INSURED, IS RECOMMENDED.

Stockholders have the responsibility to cause their Shares to be tendered, the Letter of Transmittal properly completed and bearing original signature(s), affixed with a medallion guarantee, and any other documents required by the Letter of Transmittal, to be timely delivered. Timely delivery is a condition precedent to acceptance of Shares for purchase pursuant to the Offer and to payment of the Purchase Price.

b. Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt), and acceptance of tenders will be determined by us, in our sole discretion, which determination shall be final and binding, subject to the rights of tendering stockholders to challenge our determination in a court of competent jurisdiction. We reserve the absolute right to reject any or all tenders determined not to be in appropriate form or to refuse to accept for payment, purchase, or pay for, any Shares if, in the opinion of our counsel, accepting, purchasing or paying for such Shares would be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer or any defect in any tender, whether generally or with respect to any particular Share(s) or stockholder(s). Our interpretations, in consultation with our counsel, of the terms and conditions of the Offer shall be final and binding, subject to the rights of tendering stockholders to challenge our determination in a court of competent jurisdiction.

NEITHER THE COMPANY, NOR ITS BOARD, NOR FLAT ROCK GLOBAL, NOR ANY OTHER PERSON IS OR WILL BE OBLIGATED TO GIVE ANY NOTICE OF ANY DEFECT OR IRREGULARITY IN ANY TENDER, AND NONE OF THEM WILL INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTICE.

c. United States Federal Income Tax Withholding. To prevent the imposition of U.S. federal backup withholding tax on the gross payments made pursuant to the Offer, prior to receiving such payments, each stockholder accepting the Offer who has not previously submitted to the Company a correct, completed, and signed Internal Revenue Service (“IRS”) Form W-9 (“Form W-9”) (for U.S. Stockholders, as defined in Section 13 below) or IRS Form W-8BEN (“Form W-8BEN”), IRS Form W-8IMY (“Form W-8IMY”), IRS Form W-8ECI (“Form W-8ECI”), or other applicable form (for Non-U.S. Stockholders, as defined in Section 13 below), or otherwise established an exemption from such withholding, must submit the appropriate form to the Company. The applicable rate for backup withholding is currently 28%. See Section 13 below.

5. Withdrawal Rights.

At any time prior to 11:59 P.M., Central Time, on the Expiration Date, and, if the Shares have not by then been accepted for payment by us, at any time after December 24, 2018 (which is 40 business days after the commencement of the Offer), any stockholder may withdraw any amount of the Shares that the stockholder has tendered.

To be effective, a written notice of withdrawal of Shares tendered must be timely received by us via mail, courier, or personal delivery at the address listed in Section 4. Any notice of withdrawal must be substantially in the Form of Notice of Withdrawal provided herewith and specify the name(s) of the person having tendered the Shares to be withdrawn and the number of Shares to be withdrawn.

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All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by us in our sole discretion, which determination shall be final and binding, subject to the rights of tendering stockholders to challenge our determination in a court of competent jurisdiction. Shares properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer. Withdrawn Shares, however, may be re-tendered by following the procedures described in Section 4 above prior to 11:59 P.M., Central Time, on the Expiration Date.

6. Payment for Shares.

The Company’s acceptance of your Shares will form a binding agreement between you and the Company on the terms and subject to the conditions of this Offer. You will not receive interest on the Purchase Price under any circumstances.

In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by us of: (a) a Letter of Transmittal properly completed and bearing original signature(s), affixed with a medallion guarantee, and (b) any other documents required by the Letter of Transmittal. We may not be obligated to purchase Shares pursuant to the Offer under certain conditions. See Section 3 above.

Any tendering stockholder or other payee who has not previously submitted a correct, completed, and signed Form W-9, Form W-8BEN, Form W-8IMY, Form W-8ECI or other appropriate form, as necessary, and who fails to complete fully and sign either the Substitute Form W-9 in the Letter of Transmittal or other appropriate form (e.g., Form W-8BEN, Form W-8IMY or Form W-8ECI) and provide such properly completed form to us may be subject to federal backup withholding tax of 28% of the gross proceeds paid to such stockholder or other payee pursuant to the Offer. See Section 13 regarding this tax as well as possible withholding at the rate of 30% (or lower applicable treaty rate) on the gross proceeds payable to tendering Non-U.S. Stockholders.

7. Source and Amount of Funds.

The total maximum cost to us for repurchasing Shares pursuant to the Offer would be approximately $8,675,174, assuming a Purchase Price of $20.03, excluding filing, printing, mailing, and processing fees. As discussed in Section 1, we are limiting the aggregate number of Shares to be repurchased to up to 433,109 Shares, which represents 25% of the number of shares of Common Stock issued and outstanding as of October 23, 2018. The actual number of Shares that will be repurchased and, therefore, our total cost of purchasing Shares pursuant to the Offer, is not determinable at this time. We will use (a) cash on hand or (b) the proceeds of the sale of liquid securities and assets held by the Company that can be liquidated, without penalty, within 30 days, to fund the purchase of Shares validly tendered and not withdrawn in the offer. Upon its acceptance of tendered Shares for purchase, the Company will segregate, with its custodian, and maintain daily on its books a segregated account consisting of cash or U.S. Government securities or other liquid securities equal to the value of the amount estimated to be paid as described above. None of the Company, the Board or Flat Rock Global has determined at this time to borrow funds to purchase Shares tendered in connection with the Offer.

8. Financial Statements.

Financial statements have not been included herein, because the consideration offered to stockholders consists solely of cash, the Offer is not subject to any financing condition and the Company is a public reporting company under Section 13(a) of the Exchange Act, and files its reports electronically on the EDGAR system.

Information about the Company and reports filed with the SEC can be viewed and copied at the SEC’s Public Reference Room in Washington, DC. Information about the Public Reference Room’s operations may be obtained by calling the SEC at (202) 551-8090. Reports and other information about the Company are available on the EDGAR Database on the SEC’s Internet site (www.sec.gov), and copies of this information may be obtained, after paying a duplicating fee, by electronic request at the following E-mail address: publicinfo@sec.gov, or by writing the Public Reference Section of the SEC, 100 F Street, N.E., Washington, DC 20549.

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9. Interest of Directors, Executive Officers and Certain Related Persons; Transactions and Arrangements Concerning the Shares.

Shares Outstanding. As of October 23, 2018, we had 1,732,436 issued and outstanding shares of Common Stock.

Interests of Directors and Executive Officers. As of October 23, 2018 our directors and executive officers as a group (4 persons) beneficially owned an aggregate of 145,250 shares of Common Stock, representing approximately 8.38% of the total number of outstanding shares of our Common Stock. None of our directors or executive officers intends to tender any of their Shares in the Offer.

Summary of Ownership by Officers and Directors:

The following table sets forth information regarding the beneficial ownership of our Common Stock as of October 23, 2018, in each case including shares of Common Stock, which may be acquired by such persons within 60 days.

	Shares Beneficially Owned as of October 23, 2018
Name(1)	Number of Shares	Percentage of Outstanding Shares(2)
Interested Director:
Robert K. Grunewald	120,000	6.93%
Independent Directors:
R. Scott Coolidge	—	—
Michael L. Schwarz	—	—
Executive Officers:
Richard A. Petrocelli	25,250	1.46%
All officers and directors as a group (4 persons)	145,250	8.38%

(1)	Unless otherwise indicated, the address of each beneficial owner is c/o Flat Rock Capital Corp., 1350 6th Avenue, 18th Floor, New York, New York 10019.

(2)	Based on a total of 1,732,436 issued and outstanding shares of Common Stock.

During the 60 days prior to October 23, 2018, the Company has issued an aggregate of approximately 469,197 shares for net proceeds of approximately $9,398,000 pursuant to a continuous private offering conducted pursuant to Rule 506(b) of Regulation D under the Securities Act of 1933, as amended. There have not been any other transactions in our Common Stock that were effected during such period by any of our directors or executive officers, any person controlling the Company, any director or executive officer of any corporation or other person ultimately in control of the Company, any associate or minority-owned subsidiary of the Company or any executive officer or director of any subsidiary of the Company. Except as set forth in this Offer, neither we nor, to the best of our knowledge, any of the above mentioned persons, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations). Based upon information provided or available to us, none of our directors or officers intends to tender Shares pursuant to the Offer. The Offer does not, however, restrict the purchase of Shares pursuant to the Offer from any such person.

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10. Certain Effects of the Offer.

The purchase of Shares pursuant to the Offer may have the effect of increasing the proportionate interest in the Company of stockholders who do not tender Shares. If Shares are purchased pursuant to the Offer, all stockholders remaining after the Offer will be subject to any increased risks associated with the reduction in the number of outstanding shares of our Common Stock and the reduction in the Company’s assets resulting from payment for the tendered Shares. See Section 7 above. All Shares purchased by the Company pursuant to the Offer will be retired and thereafter will be authorized and unissued shares.

Accounting Treatment. The repurchase of Shares pursuant to the Offer will result in a reduction of our stockholders’ equity in an amount equal to the aggregate purchase price of the Shares we repurchase and a corresponding increase in liabilities and/or reduction in total cash and cash equivalents depending on the source of funding.

11. Certain Information about the Company.

We are a specialty finance company. We operate as an externally managed, non-diversified, closed-end management investment company that has elected to be regulated as a business development company under the 1940 Act. In addition, we intend to elect for U.S. federal income tax purposes to be treated as a RIC, under Subchapter M of the Code. As a business development company and a RIC, we are required to comply with certain regulatory requirements.

We primarily make debt investments in senior secured loans of U.S. middle-market companies (“Senior Loans”). We define middle-market companies as companies having annual earnings, before interest, taxes, depreciation and amortization of $10 million to $75 million, although we may opportunistically make investments in larger or smaller companies. We expect that our investments will typically range in size from $10 million to $25 million, although investment amounts may be smaller or larger than this range. In particular, we may make smaller investments in the early stages of our development as we raise capital.

We raise capital through a private offering of our Common Stock in order to acquire a portfolio composed primarily of Senior Loans of U.S. middle-market companies, consistent with our investment objective and our investment strategy. Flat Rock Global serves as our investment adviser pursuant to an investment advisory agreement (the “Advisory Agreement”). Under the Advisory Agreement, Flat Rock Global provides significant credit analysis, structuring capability and transactional experience for us.

Our investment objective is the preservation of capital while generating current income from our debt investments and seeking to maximize our portfolio’s total return. We intend to achieve this objective by investing in a portfolio composed primarily of Senior Loans of U.S. middle-market companies. The companies in which we invest will typically be highly leveraged, and, in most cases, our investments in such companies will not be rated by any rating agency. If such investments were rated, we believe that they would likely receive a below-investment grade rating, which is often referred to as “high-yield” or “junk.” While our primary investment focus is to make loans to, and selected equity investments in, U.S. middle-market companies, we may also make opportunistic investments in larger or smaller companies. Additionally, we may from time to time hold or invest in equity securities and other debt or equity securities generally arising from a restructuring of Senior Loan positions previously held by us. Also, although we do not expect that it will be a significant portion of our income, our investments may also include non-cash income features, including payment in kind interest or dividends or original issue discount. We can offer no assurances that we will achieve our investment objective.

Our principal office is located at 1350 6th Avenue, 18th Floor, New York, New York 10019.

12. Additional Information.

Information concerning our business, including our background, strategy, business, investment portfolio, competition, and personnel, as well as our financial information, is included in:

●	our Registration Statement on Form 10, as amended, filed with the SEC on March 24, 2017;

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as filed with the SEC on March 15, 2018;

●	our Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2018 and March 31, 2018, as filed with the SEC on August 14, 2018 and May 11, 2018, respectively;

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●	our Current Reports on Form 8-K (excluding any information furnished therein), as filed with the SEC on February 2, 2018, April 4, 2018, May 3, 2018, June 1, 2018, June 12, 2018, June 19, 2018, July 3, 2018, August 1, 2018, August 31, 2018, October 2, 2018, and October 18, 2018; and

●	our Issuer Tender Offer Statement on Schedule TO, as filed with the SEC on October 24, 2018.

Each of the foregoing documents is incorporated by reference herein. We also hereby incorporate by reference additional documents that we may file with the SEC between the date of this Offer and the Expiration Date of this Offer. You may inspect and copy these reports, proxy statements and other information, at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information filed electronically by us with the SEC, which are available on the SEC’s website at http://www.sec.gov. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, 100 F Street, N.E., Washington, DC 20549.

We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of Shares as contemplated pursuant to the Offer, nor are we aware of any approval or other action by any government or governmental, administrative or regulatory authority, agency or body, domestic, foreign or supranational, that would be required for our acquisition or ownership of Shares as contemplated by the Offer. Should any such approval or other action or notice filings be required, we presently contemplate that we will seek that approval or other action and make or cause to be made such notice filings. We cannot predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered in the Offer pending the outcome of any such approval or other action. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations pursuant to the Offer to accept for payment and pay for Shares are subject to the satisfaction of certain conditions. See Section 3.

13. Certain United States Federal Income Tax Consequences.

The following is a summary of the material U.S. federal income tax consequences of a sale of Shares pursuant to the Offer. This summary is based upon the Code, U.S. Treasury Regulations promulgated under the Code, published rulings, administrative pronouncements and judicial decisions, any changes to which could affect the tax consequences described in this Offer (possibly on a retroactive basis). This summary addresses only Shares held as capital assets within the meaning of section 1221 of the Code (generally, property held for investment). It does not address all of the tax consequences that may be relevant to particular stockholders in light of their particular circumstances, or to stockholders subject to special rules, including, without limitation, pass-through entities (including arrangements and entities treated as partnerships, “grantor trusts” and S corporations for U.S. federal income tax purposes) and investors in such entities, certain financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, U.S. expatriates, mutual funds, real estate investment trusts, business development companies, cooperatives, trusts and estates, persons who mark-to-market our Shares, tax-exempt organizations, persons who are subject to the alternative minimum tax, persons who hold Shares as a position in a “straddle” or as part of a “hedging” or “conversion” transaction or other integrated investment, stockholders that have a functional currency other than the U.S. dollar, or persons who acquired their Shares upon the exercise of stock options or otherwise as compensation. This summary also does not address any state, local, non-U.S. or other tax consequences of participating in the Offer. See Section 4 above. This summary is included for general information only. Each Stockholder is urged to consult such Stockholder’s own tax advisor to determine the particular tax consequences to such stockholder of the Offer, including the applicability and effect of state, local and foreign tax laws.

As used herein, a “U.S. Stockholder” is, in general, a stockholder that is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of the source of such income or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust.

A “Non-U.S. Stockholder” is any stockholder other than a U.S. Stockholder.

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a. U.S. Stockholders. The sale of Shares pursuant to the Offer will be a taxable transaction for federal income tax purposes, either as a “sale or exchange,” or under certain circumstances, as a “dividend.” Under Section 302(b) of the Code, a sale of Shares pursuant to the Offer generally will be treated as a “sale or exchange” if the receipt of cash: (a) results in a “complete termination” of the stockholder’s interest in the Company, (b) is “substantially disproportionate” with respect to the stockholder or (c) is “not essentially equivalent to a dividend” with respect to the stockholder. In determining whether any of these tests has been met, Shares actually owned, as well as Shares considered to be owned by the stockholder by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account.

An exchange of Shares for cash pursuant to the Offer will be a “complete termination” of the U.S. Stockholder’s equity interest in the Company if the U.S. Stockholder owns none of our Shares either actually or constructively (taking into account any effective waivers of attribution from family members) immediately after the exchange. U.S. Stockholders should consult their own tax advisors concerning the application of the “complete termination” test to their particular circumstances, including in connection with the requirements, mechanics and desirability of such a waiver of attribution.

An exchange of Shares for cash will be a “substantially disproportionate” redemption with respect to a U.S. Stockholder if the percentage of the then outstanding Shares owned (actually or constructively) by such U.S. Stockholder in us immediately after the exchange (treating all Shares purchased by us pursuant to the Offer as not outstanding) is less than 80% of the percentage of the Shares owned (actually or constructively) by such U.S. Stockholder in us immediately before the exchange (treating all Shares purchased by us pursuant to the Offer as outstanding). U.S. Stockholder should consult their own tax advisors concerning the application of the “substantially disproportionate” test to their particular circumstances.

If an exchange of Shares for cash fails to satisfy the “complete termination” test and the “substantially disproportionate” test, the U.S. Stockholder nonetheless may satisfy the “not essentially equivalent to a dividend” test. An exchange of Shares for cash will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Stockholder’s equity interest in us. Whether the receipt of cash by a U.S. Stockholder will be “not essentially equivalent to a dividend” will depend upon the U.S. Stockholder’s particular facts and circumstances. The IRS has indicated in published guidance that even a small reduction in the proportionate interest of a small minority stockholder in a publicly and widely held corporation who exercises no control over corporate affairs may constitute a “meaningful reduction.” U.S. Stockholders should consult their own tax advisors concerning the application of “not essentially equivalent to a dividend” test to their particular circumstances.

If any of these three tests for “sale or exchange” treatment is met, a U.S. Stockholder will recognize gain or loss equal to the difference between the amount of cash received pursuant to the Offer and the adjusted tax basis of the Shares sold. The gain or loss will be a capital gain or loss. In general, capital gain or loss with respect to Shares sold will be long-term capital gain or loss if the holding period for such Shares is more than one year. The maximum long-term capital gains rate applicable to individual stockholders is currently 20%. Specific limitations may apply to the deductibility of capital losses by a U.S. Stockholder. Under the “wash sale” rules of the Code, recognition of a loss on Shares sold pursuant to the Offer ordinarily will be disallowed to the extent a U.S. Stockholder acquires substantially identical Shares within 30 days before or after the date the Shares are purchased by the Company pursuant to the Offer. In that event, the basis and holding period of the Shares acquired will be adjusted to reflect the disallowed loss. Additionally, any loss realized upon a taxable disposition of Shares held for six months or less will be treated as a long-term capital loss to the extent of any capital gains dividends received by the U.S. Stockholder (or amounts credited to the U.S. Stockholder as undistributed capital gains) with respect to such Shares.

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If none of the tests set forth in Section 302(b) of the Code are met, amounts received by a U.S. Stockholder who sells Shares pursuant to the Offer will be taxable to the U.S. Stockholder as a “dividend” to the extent of such U.S. Stockholder’s allocable share of the Company’s current or accumulated earnings and profits. The excess of such amounts received over the portion that is taxable as a dividend will constitute a non-taxable return of capital (to the extent of the U.S. Stockholder’s tax basis in the Shares sold pursuant to the Offer). Any amounts received in excess of the U.S. Stockholder’s tax basis in such case will be treated as taxable gain from a “sale or exchange” of such Shares. If the amounts received by a tendering U.S. Stockholder are treated as a “dividend,” the tax basis in the Shares tendered to the Company will be transferred to any remaining Shares held by such U.S. Stockholder.

In addition, if a tender of Shares is treated as a “dividend” to a tendering U.S. Stockholder, the IRS may take the position that a constructive distribution under Section 305(c) of the Code may result to a U.S. Stockholder whose proportionate interest in the earnings and assets of the Company has been increased by such tender. U.S. Stockholders are urged to consult their own tax advisors regarding the possibility of deemed distributions resulting from the purchase of Shares pursuant to the Offer.

Individuals with modified adjusted gross incomes in excess of $200,000 ($250,000 in the case of married individuals filing jointly) and certain estates and trusts are subject to an additional 3.8% tax on their “net investment income,” which generally includes net income from interest, dividends, annuities, royalties, and rents, and net capital gains (other than certain amounts earned from trades or businesses).

The Company may be required to withhold 28% of the gross proceeds paid to a U.S. Stockholder or other payee pursuant to the Offer unless either: (a) the U.S. Stockholder has completed and submitted to the Company a Form W-9 (or Substitute Form W-9), providing the U.S. Stockholder’s employer identification number or social security number as applicable, and certifying under penalties of perjury that: (1) such number is correct; (2) either (i) the U.S. Stockholder is exempt from backup withholding, (ii) the U.S. Stockholder has not been notified by the IRS that the U.S. Stockholder is subject to backup withholding as a result of an under-reporting of interest or dividends, or (iii) the IRS has notified the U.S. Stockholder that the U.S. Stockholder is no longer subject to backup withholding; or (b) an exception applies under applicable law. A Substitute Form W-9 is included as part of the Letter of Transmittal for U.S. Stockholders.

b. Non-U.S. Stockholders. The U.S. federal income taxation of a Non-U.S. Stockholder on a sale of Shares pursuant to the Offer depends on whether any resulting income is “effectively connected” with a trade or business carried on in the U.S. by the Non-U.S. Stockholder (and if an income tax treaty applies, on whether the Non-U.S. Stockholder maintains a U.S. permanent establishment) as well as the tax characterization of the transaction as either a sale of the Shares or a dividend distribution by the Company, as discussed above for U.S. Stockholders. If the sale of Shares pursuant to the Offer is not so effectively connected (or, if an income tax treaty applies, the Non-U.S. Stockholder does not maintain a U.S. permanent establishment) and if it gives rise to gain or loss rather than dividend treatment, any gain realized by a Non-U.S. Stockholder upon the tender of Shares pursuant to the Offer generally will not be subject to U.S. federal income tax or to any U.S. tax withholding; provided, however, that such a gain will be subject to U.S. federal income tax at the rate of 30% (or such lower rate as may be applicable under an income tax treaty) if the Non-U.S. Stockholder is a non-resident alien individual who is physically present in the United States for more than 182 days during the taxable year of the sale and certain other conditions exist. If, however, Non-U.S. Stockholders are deemed, for the reasons described above in respect of U.S. Stockholders, to receive a dividend distribution from the Company with respect to Shares they tender, the portion of the distribution treated as a dividend to the Non-U.S. Stockholder would be subject to a U.S. withholding tax at the rate of 30% (or such lower rate as may be applicable under a tax treaty) if the dividend is not effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Stockholder (or, if an income tax treaty applies, the Non-U.S. Stockholder does not maintain a U.S. permanent establishment).

The amount of the dividend subject to withholding tax generally would not include any portion of such dividend properly reported as a capital gain dividend and any portion of such dividend properly reported as an interest-related dividend or short-term capital gain dividend. In addition, if a Non-U.S. Stockholder is deemed to receive a dividend, a 30% withholding may be imposed under the “Foreign Account Tax Compliance Act,” or “FATCA,” unless the Non-U.S. Stockholder and the intermediaries through which it holds its shares comply with the applicable disclosure requirements.

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If the amount realized on the tender of Shares by a Non-U.S. Stockholder is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Stockholder (and, if an income tax treaty applies, the Non-U.S. Stockholder maintains a U.S. permanent establishment), regardless of whether the tender is characterized as a sale or as giving rise to a dividend distribution from the Company for U.S. federal income tax purposes, the transaction will be treated and taxed in the same manner discussed above as if the Shares involved were tendered by a U.S. Stockholder.

Any dividends received by a corporate Non-U.S. Stockholder that are effectively connected with a U.S. trade or business in which the corporate stockholder is engaged (and if an income tax treaty applies, are attributable to a permanent establishment maintained by the corporate Non-U.S. Stockholder) also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate.

Non-U.S. Stockholders should provide the Company with a properly completed Form W-8BEN, Form 8BEN-E Form W-8IMY, Form W-8ECI or other applicable form in order to avoid backup withholding on the cash they receive from the Company regardless of how they are taxed with respect to their tender of the Shares involved.

THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH STOCKHOLDER IS URGED TO CONSULT SUCH STOCKHOLDER’S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH STOCKHOLDER OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

14. Amendments; Extension of Tender Period; Termination.

We reserve the right, at any time during the pendency of the Offer, to amend, supplement, extend or terminate the Offer in any respect. Without limiting the manner in which we may choose to make a public announcement of such an amendment, supplement, extension or termination, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement, except as provided by applicable law (including Rules 14e-1(d) and 13e-4(e)(3) promulgated under the Exchange Act).

We may extend the period of time the Offer will be open by issuing a press release or making some other public announcement by no later than 9:00 A.M., Central Time, on the next business day after the Offer would have expired. Except to the extent required by applicable law (including Rule 13e-4(f)(1) promulgated under the Exchange Act), we will have no obligation to extend the Offer.

15. Forward Looking Statements; Miscellaneous.

This Offer contains forward-looking statements that involve substantial risks and uncertainties. Such statements involve known and unknown risks, uncertainties and other factors and undue reliance should not be placed thereon. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about the Company, our current and prospective portfolio investments, our industry, our beliefs and opinions, and our assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” “outlook,” “potential,” “predicts” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including without limitation:

●	an economic downturn could impair our portfolio companies’ ability to continue to operate, which could lead to the loss of some or all of our investments in such portfolio companies;

●	an economic downturn could disproportionately impact the companies that we intend to target for investment, potentially causing us to experience a decrease in investment opportunities and diminished demand for capital from these companies;

●	an economic downtown could also impact availability and pricing of our financing;

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●	a contraction of available credit and/or an inability to access the equity markets could impair our lending and investment activities;

●	interest rate volatility could adversely affect our results, particularly if we elect to use leverage as part of our investment strategy;

●	currency fluctuations could adversely affect the results of our investments in foreign companies, particularly to the extent that we receive payments denominated in foreign currency rather than U.S. dollars;

●	our future operating results;

●	our business prospects and the prospects of our portfolio companies;

●	our contractual arrangements and relationships with third parties;

●	the ability of our portfolio companies to achieve their objectives;

●	competition with other entities and our affiliates for investment opportunities;

●	the speculative and illiquid nature of our investments;

●	the use of borrowed money to finance a portion of our investments as well as any estimates regarding potential use of leverage;

●	the adequacy of our financing sources and working capital;

●	the loss of key personnel;

●	the timing of cash flows, if any, from the operations of our portfolio companies;

●	the ability of Flat Rock Global to locate suitable investments for us and to monitor and administer our investments;

●	the ability of Flat Rock Global to attract and retain highly talented professionals;

●	our ability to qualify for and maintain our tax treatment as a RIC under Subchapter M of the Code, and as a business development company;

●	the effect of legal, tax and regulatory changes; and

●	other risks, uncertainties and other factors previously identified in the reports and other documents the Company has filed with the SEC.

Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions also could be inaccurate. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this Offer should not be regarded as a representation by us that our plans and objectives will be achieved. These forward-looking statements apply only as of the date of this Offer. Moreover, we assume no duty and do not undertake to update the forward-looking statements. Because we are an investment company, the forward-looking statements and projections contained in this Offer are excluded from the safe harbor protection provided by Section 21E of the U.S. Exchange Act.

The Offer is not being made to, nor will we accept tenders from, or on behalf of, owners of Shares in any jurisdiction in which the making of the Offer or its acceptance would not comply with the securities or “blue sky” laws of that jurisdiction. We are not aware of any jurisdiction in which the making of the Offer or the acceptance of tenders of, purchase of, or payment for, Shares in accordance with the Offer would not be in compliance with the laws of such jurisdiction. We, however, reserve the right to exclude stockholders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made or tendered Shares cannot lawfully be accepted, purchased or paid for. So long as we make a good-faith effort to comply with any state law deemed applicable to the Offer, we believe that the exclusion of holders residing in any such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act.

October 24, 2018	FLAT ROCK CAPITAL CORP.

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